  EXHIBIT 10.2

January 1, 2018

Mr. Jody E. Miller
22307 Gable Road
Browning, MO 64086

Dear Jody:

General Finance Corporation (the “Company”) is pleased to confirm the terms of your employment agreement (this “Agreement”) under which you will serve as the Chief Executive Officer and President of the Company commencing on January 1, 2018. The Company is listed on The NASDAQ Stock Market. We believe the position of Chief Executive Officer and President will be both challenging, rewarding and focused upon, but not limited to, the traditional areas of operations, sales, policies, marketing and management of executive personnel and other projects as are necessary.

Your employment will be on the following terms and conditions:

1. Title and Responsibilities

1.1 You will serve as the Chief Executive Officer and continue to serve as the President of the Company effective January 1, 2018. You will report to the Chairman and Board of Directors of the Company (the “Board”). Your duties and responsibilities shall be those normally and customarily vested in a Chief Executive Officer and President, as incident to the duties set forth herein and as set forth in the Bylaws of the Company. Some of your duties are listed on Exhibit A. In addition, your continuing and new duties shall include those duties and services for the Company and its subsidiaries as the Board shall in its discretion, from time to time, reasonably direct which are not inconsistent with your responsibilities described in this Section 1.

1.2 You agree to obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with your duties hereunder and you shall endeavor to improve your ability and knowledge of the Company’s business in an effort to increase the value of your services for the mutual benefit of the Company and you.

2. Base Salary. Your base salary (“Base Salary”) will continue for the remaining six months of the fiscal year ending June 30, 2018 to be $335,000 per year, then for fiscal year 2019, the amount will increase to $400,000 and for fiscal year 2020, the amount will increase to $425,000. Your Base Salary will be payable in bimonthly installments less applicable tax withholding; the Base Salary will be reviewed annually.

3. Bonus. You will be eligible for an annual performance target bonus of $250,000, $300,000 and $350,000 for fiscal years 2018, 2019 and 2020, respectively (the “Target Bonus”), provided that you are employed by the Company on the last day of such fiscal year and provided that, depending on results, the actual bonus you are paid may be higher or lower than the Target Bonus, as determined by the Compensation Committee. The criteria for your Target Bonus will be determined by the Compensation Committee and may include objective goals, such as EBITDA and profit margin targets, providing a vision and strategic plan of the Company and its subsidiaries, oversight of the other Company executives and individual goals. Your completion of the performance criteria and the amount of the actual bonus you receive will be determined in the discretion of the Compensation Committee.

The Company’s Compensation Committee (the “Committee”) or the Company’s Chairman will advise you each year of the criteria upon which your Target Bonus and actual bonus will be determined for each fiscal year.

4. Equity Incentives. The Company has adopted the 2014 Stock Incentive Plan (this plan, as it may be amended, supplemented or superseded by any other stock incentive plans, the “Plan"). The Plan authorizes the grant of stock options, share appreciation rights, restricted shares, restricted share units, unrestricted shares, deferred share units and performance and cash-settled awards (each of the foregoing, an “Award” and collectively, the “Awards”). The Committee shall have discretion to determine the value of any Awards other than restricted shares granted under this Section 4.

4.1 No later than July 1, 2018, the Company will grant you restricted shares of Company common stock pursuant to the Plan with an aggregate value of $335,000 which will vest in equal amounts on each of the first three anniversaries of the date of grant, provided that you are employed by the Company or one of its subsidiaries as of each of the first three anniversaries. If the Committee is unable or elects not to award restricted shares pursuant to the preceding sentence, you agree to accept any Award which the Committee grants you to satisfy the obligations of the Company described in the first sentence of this Section 4.1.

4.2 Commencing on July 1, 2018 and no later than the first business day of July of each subsequent year, the Company will grant you restricted shares of Company common stock or other Awards pursuant to the Plan with an aggregate value of $335,000 which will vest in equal installments on each of the first three anniversaries of the date of grant, subject to the attainment of vesting criteria established by the Committee and provided that you are employed by the Company or one of its subsidiaries as of each of the first three anniversaries.

5. Reimbursement of Expenses. The Company shall pay you a monthly automobile allowance of $650 per month. You will be reimbursed for reasonable and necessary work-related expenses, including but not limited to, phone charges, travel expenses, laptop and desk top computer, and computer time on the Company’s server; other reasonable and necessary work-related costs will be borne by the Company.

6. Employee Benefits. You will be entitled to participate on the same basis in all offered benefits or programs as any other employee of the Company for medical insurance and retirement programs. You will be eligible to participate in the Company retirement plan after three months of employment. Medical and dental benefits will be provided to you and your immediate family at no cost to you.

7. Vacation. You shall be entitled to 20 days paid vacation each year, which shall accrue monthly. You shall have the right to carry over unused vacation to the extent permitted by the Company’s policy from time to time in effect. In all other respects, vacation shall be subject to the Company’s vacation policies as set forth in the employee handbook to be adopted.

8. Term and Termination of Employment. Your employment will terminate on the earliest to occur of the following:

8.1 upon your death;

8.2 upon the delivery to you of written notice of termination by the Company if you shall suffer a physical or mental disability which renders you unable to perform your duties and obligations under this Agreement for either 60 consecutive days or 120 days in any 12-month period;

8.3 upon 30 days’ written notice from you to the Company;

8.4 upon written notice from you to the Company for one or more of the following effected without your written consent (“Good Reason”), provided that such notice is received within 90 days of the event or circumstance constituting Good Reason: (a) a reduction in your Base Salary; (b) you are assigned duties and responsibilities that are materially beneath those of a Chief Executive Officer and President (considering in this regard the limited staffing the Company has and expects to have in the future) and provided that you notify the Company within five business days of the assignment of such duties that you believe are the basis of termination of your employment for Good Reason and the Company does not revoke such duties and responsibilities;

8.5 upon delivery to you of written notice of termination by the Company (i) for Cause, or (ii) without Cause following receipt of written notice of termination from you pursuant to Section 8.3 of this Agreement; or

8.6 upon delivery to you of written notice of termination by the Company without Cause.

9. Severance

9.1 Upon termination of your employment for any reason, you shall not be entitled to any severance, except that if you terminate your employment for Good Reason, or the Company terminates your employment without Cause, you shall be entitled to a lump sum severance payment equal to 12 months’ Base Salary as in effect on the date of termination (but prior to any reduction in salary that entitled you to terminate your employment for Good Reason) provided that you execute and deliver to the Company, and do not revoke, a written release (the “Release”), in form and substance satisfactory to the Company, of any and all claims against the Company and its subsidiaries, directors, officers and affiliates with respect to all matters arising out of your employment by the Company. The Company shall be entitled to defer payment of any amounts under this Section 9 until the expiration of any period during which you shall have the right to revoke the Release.

9.2 Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

10. Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

10.1 For “Cause” shall mean, in the context of a basis for termination of your employment with the Company, that:

10.1.1 you breach any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company; or

10.1.2 you commit any act of personal dishonesty, fraud, breach of fiduciary duty or trust; or

10.1.3 you are convicted of, or plead guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

10.1.4 you commit any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

10.1.5 you commit continued and repeated substantive violations of specific written directions of the Board, which directions are consistent with this Agreement and your position as Chief Executive Officer and President, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed for Cause under this subsection 10.1.5 unless you first receive written notice from the Company advising you of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform your duties, and such violations or material failure continue after you shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

10.1.6 you engage in conduct that is demonstrably and materially injurious to the Company Group (as defined below), or that materially harms the reputation or financial position of the Company Group (as defined below), unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company Group (as defined below); or

10.1.7 you are found liable in any Securities and Exchange Commission (“SEC”) or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct that is the subject of such action is demonstrably and materially injurious to the Company Group (as defined below); or

10.1.8 you (i) obstruct or impede, (ii) endeavor to influence, obstruct or impede, or (iii) fail to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”) (however, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute Cause); or

10.1.9 you made any material misrepresentations (or omissions) in connection with your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement.

10.2 “Company Group” means the Company and each corporation or entity controlled directly or indirectly by the Company.

11. Employment “At Will.” Nothing in this Agreement constitutes a promise of continued employment or employment for a specified term. By discussing the terms of employment with the Company outlined herein, you agree and acknowledge that your employment relationship with the Company would be at will.

12. Non-Solicitation. During the period from the date your employment with the Company terminates through the second anniversary of such date, you will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of your employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (d) solicit business from any of the Company’s customers.

13. Confidentiality. You agree not to disclose or use at any time (whether during or after your employment with the Company) for your own benefit or purposes or the benefit or purposes of any other person any non-public information regarding the Company Group and its business, operations, assets, financial condition and properties, including, without limitation, trade secrets, business plans, policies, pricing information and customer data, provided that the foregoing covenant shall not restrict you from disclosing information to the extent required by law. You agree that upon termination of your employment with the Company for any reason, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that you may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

14.  Clawback Provisions. You agree to repay or forfeit, to the fullest extent permitted by law, any bonus, incentive payment, equity award or other compensation has been awarded or received if each of the following three elements is satisfied:

14.1 the payment, grant or vesting of such compensation was based upon the achievement of financial results that were subsequently the subject of a restatement of financial statements of the Company filed with the SEC, or the amount of the award was based upon the achievement of financial results which subsequently were determined to have been overstated;

14.2 the Board determines in its reasonable discretion, exercised in good faith, that you engaged in fraud, intentional misconduct or an intentional violation of law or the Company policy that caused or contributed to the need for the restatement or caused or contributed to the overstatement of the financial results; and

14.3 the Board determines in its reasonable discretion, exercised in good faith, that it is in the best interests of the Company and its stockholders for you to repay or forfeit all or any portion of the bonus, incentive payment, equity award or other compensation.

15. Withholding. The Company may deduct from any compensation payable to you (including payments made pursuant to Section 9 of this Agreement in connection with or following termination of employment) amounts sufficient to cover your share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other Social Security payments, state disability and other insurance premiums and payments.

16. Entire Agreement. The foregoing constitutes the entire agreement between you and the Company should you elect to proceed. By ultimately accepting, you and the Company are agreeing to be bound by the terms of this Agreement, and only this Agreement. In other words, you are not accepting the offer based on an understanding or promise, oral or written, which is not contained in this Agreement, as this Agreement would represent the entire agreement and understanding between you and the Company regarding your employment with the Company should you proceed. Any changes to the terms of this Agreement can only be in writing and must be signed by you and either the President and Chief Executive Officer or the Chairman of the Compensation Committee in order to be valid and enforceable. Notwithstanding the foregoing, you acknowledge that the Company has relied on your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination for Cause, as contemplated by the definition of for Cause.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

18. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

We believe that you would be a worthy addition to the Company and are capable of making an outstanding contribution and that we, in turn, can offer you a challenging and rewarding career. We look forward to continuing working together with you.

Very truly yours,

GENERAL FINANCE CORPORATION

                                    Accepted and agreed as of

                                    the date set for above

By /s/ Susan L. Harris Susan L. Harris Chair of the Compensation Committee	/s/ Jody E. Miller Jody E. Miller

EXHIBIT A

Description of Duties and Responsibilities

- All activities, responsibilities and authority related to the position of President and Chief Executive Officer;

- Responsible for company policies, procedures and culture;

- Responsible for company operations;

- Responsible for company sales and marketing;

- Member of the Executive Management Committee (EMC) and Board of Directors;

- Reports to the Board of Directors; and

- Anticipated Member of the GFN Board of Directors in December 2017.